Exhibit 10.2

CENTURI HOLDINGS, INC.

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of July 13, 2024, by and among Centuri Holdings, Inc. (“Holdings”), Centuri Group, Inc. (“Group” and, together with Holdings, the “Company”), and William J. Fehrman (“Executive”) (together the “Parties”).

WHEREAS, Executive currently serves as President and Chief Executive Officer of Holdings and Group;

WHEREAS, Executive informed the Company of Executive’s decision to resign as President and Chief Executive Officer of the Company, effective July 31, 2024;

WHEREAS, the Company and the Executive wish to transition Executive’s status from President and Chief Executive Officer of the Company to non-employee director (“Non-Employee Director”) of the Board of Directors of Holdings (the “Board”) effective July 31, 2024 (the “Transition”); and

WHEREAS, the Parties desire to memorialize the terms of the Transition; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein, it is AGREED as follows:

1. Status. Executive’s employment and service as President and Chief Executive Officer of the Company (and as an officer or employee of any subsidiary or other affiliate of the Company) shall terminate on July 31, 2024, or such earlier date as may be agreed to by the Parties (the “Transition Date”), and commencing on the Transition Date, Executive shall serve as a Non- Employee Director of the Board to serve until his earlier resignation or removal.

2. Non-Employee Director Fees. For services performed as a Non-Employee Director of the Board, Executive will be compensated in accordance with the Company’s policy regarding the compensation of non-employee directors; provided that, unless otherwise determined by the Board, Executive shall not receive an equity award for his service on the Board for 2024. For clarity, Executive shall not be entitled to any severance payment or benefits (other than accrued but unpaid base salary) and, after the Transition Date, Executive shall not receive any employee benefits other than any vested benefits under the Company’s employee benefit plans accrued through the Transition Date and any benefits required to be provided by applicable law.

3. Forfeiture of Cash and Equity Incentive Awards; Repayment of Signing Bonus.

(a) Forfeiture of Cash Incentive Awards. As of the Transition Date, without any further action by either of the Parties and notwithstanding anything to the contrary in any plan or award agreement, Executive will forfeit any and all rights with respect to his 2024 annual cash incentive opportunity, and his long-term incentive cash award pursuant to that certain 2024 Long-Term Incentive Cash Award Agreement by and between Executive and Group, dated as of April 8, 2024.

(b) Forfeiture of Unvested Restricted Stock Units. As of the Transition Date, without any further action by either of the Parties and notwithstanding anything to the contrary in any plan or award agreement, Executive will forfeit any unvested restricted stock units relating to shares of the Holding’s common stock, including, for the avoidance of doubt, the restricted stock units awarded to Executive under the terms of that certain Award Agreement for Time-Lapse Restricted Stock Units, dated as of April 22, 2024.

(c) Repayment of Signing Bonus. Pursuant to the terms of the employment letter agreement between Group and Executive dated December 21, 2023, Executive will repay to Group 100% of the signing bonus in the amount of $2.0 million within 60 days after the Transition Date.

4. Restrictive Covenants. The Employee Proprietary Information and Non- Competition Agreement (the “Restrictive Covenant Agreement”) between Group and Executive shall remain in full force and effect and the Parties hereby agree that for purposes of the Restrictive Covenant Agreement, (a) the capitalized term “Company Group” means Holdings, Group, Southwest Gas Holdings, Inc., and their parents, subsidiaries, and affiliates, and (b) the capitalized term “Proprietary Information” means any and all Company Group confidential data, knowledge, or information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by Executive before or after the execution of the Restrictive Covenant Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company Group.

5. Indemnification Agreement between Holdings and Executive. For avoidance of doubt, nothing herein shall modify or otherwise affect the parties’ rights and obligations under the Indemnification Agreement between Centuri Holdings, Inc., and William J. Fehrman, dated as of April 17, 2024, which shall remain in full force and effect.

6. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Parties.

7. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

8. Knowing and Voluntary Agreement. Executive represents and agrees that Executive has read this Agreement, understands its terms, and that Executive has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Executive also represents that Executive has had ample time to read and understand the Agreement before executing it and that Executive enters into this Agreement without duress or coercion from any source.

[signature page follows]

CENTURI HOLDINGS, INC.

Date:	July 13, 2024

/s/ Jason S. Wilcock
By: Jason S. Wilcock

Executive Vice President,
Chief Legal &
Administrative Officer

CENTURI GROUP, INC.

Date:	July 13, 2024

/s/ Jason S. Wilcock
By: Jason S. Wilcock

Executive Vice President,
Chief Legal &
Administrative Officer

ACCEPTED AND AGREED:

Date:	July 13, 2024

/s/ William J. Fehrman
William J. Fehrman